Exhibit 99.1

SG Blocks Reports Second Quarter 2018 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

BROOKLYN, NY – August 14, 2018 – SG Blocks, Inc. (NASDAQ: SGBX), a leading designer, innovator and fabricator of container-based structures, reported its financial results for the three and six months ended June 30, 2018.

Key Second Quarter 2018 and Subsequent Highlights:

●	Revenue increased 130% to approximately $2.3 million, as compared to $1.0 million in Q2 2017. Approximately $0.8 million in revenue from a $5.6 million contract was deferred into the third quarter due to project timing from June to July 2018.

●	Construction backlog increased to $102.9 million, as compared to $102.8 million at March 31, 2018 with $3.8 million in contract revenue recognized in the six months ended June 30, 2018.

●	Performed activity on 15 out of 16 total projects in backlog in Q2 2018.

●	Gross profit totaled approximately $32,000, as compared to $146,000 in Q2 2017. Gross profit margin as a percentage of revenue for projects outside of one $5.6 million contract had a margin profile range of 18% to 20% in Q2 2018.

●	Net loss totaled $1.2 million, or $(0.29) per basic and diluted share in Q2 2018.

●	Named Scott Hill, a 30-year modular construction veteran, as Vice President of Operations.

●	Secured an architectural and engineering services contract for a 27,000-square-foot affordable housing project on the West Coast.

●	Secured a construction and delivery contract for a 3,500-square-foot fully modularized food and beverage park in Orlando, Florida.

●	Initiated procurement of containers for the fabrication of a 242-car parking garage in Houston, Texas.

●	Secured a 23 module, 6,000-square-foot construction and delivery project with Gather GVL, an eco-friendly food and beverage venue in Greenville, South Carolina.

●	Announced partnership with Isodiol International Inc. to construct an initial 10 “KURE Vape Pod” retail locations across the United States and Canada.

●	Signed Master Services Agreement with Grimshaw Architects, a leading global architecture firm, for incorporation into its global award-winning industrial design portfolio.

●	Appointed Yaniv Blumenfeld, a 20-year real estate veteran with extensive commercial real estate loan and equity transaction experience, to the Company’s Board of Directors.

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Management Commentary

“The second quarter of 2018 was highlighted by our improved financial performance and the announcement of our strategic partnership with Grimshaw Architects, a globally renowned architecture firm,” said SG Blocks Chairman and CEO Paul Galvin. “This partnership allows SG Blocks the opportunity to participate in high-margin and high-visibility projects around the world – moving us towards our gross margin targets and increasing awareness of our unique container-based construction solution throughout the global architectural industry.

“On the financial front during the second quarter, we delivered solid revenue growth that increased 130% versus the same comparable period in 2017 and 49% as compared to the first quarter of 2018. Unfortunately, due to site delays at the HOLA Project, we had to defer approximately $0.8 million of revenue into the third quarter of 2018. We do expect the HOLA Project to be commissioned in the second half of 2018 and it has already led to the introduction of several large affordable housing projects in the Los Angeles area,” continued Galvin.

“While gross margins were muted in the second quarter of 2018 as a result of work on legacy, lower-margin projects, we did achieve a gross profit margin profile in the range of 18% to 20% in Q2 2018 for projects outside of the $5.6 million HOLA contract. We believe that, given the asset-light nature of our business model, we can handle incremental revenue with a relatively modest increase in general and administrative expenses. We leverage both inventory and labor of our platform partners and, in most cases, pay for products and services only after we have been paid by the customers.

“We continue to look for innovative new ways to expand our operating platform and believe that we are positioning ourselves to achieve our goal of sustainable cash flow-positive operations. Our backlog of high-margin projects continues to grow, and we believe that in the upcoming quarters we are setting up to deliver significant top-line revenue growth that will achieve our stated year-end goals for fiscal 2018.

“Moreover, the third quarter of 2018 is off to a strong start as we are participating in an increased number of project referral opportunities with our new partner, Grimshaw Architects. Due to this activity and our growing backlog, we recently made a strategic hire, Scott Hill, as our new Vice President of Operations. Mr. Hill is a leading modular construction expert and we believe his expertise will ensure an accelerated conversion of our backlog and efficiently scale our rapidly growing platform business. We believe Mr. Hill’s appointment is also a testament to the level of inbound interest we are receiving regarding potential partnerships utilizing our sustainable method of construction. We believe this indicates that our disruptive solution to traditional construction is gaining momentum.

“We look forward to sharing more on our developing story at several institutional investor conferences in the fall and the upcoming Heart of Los Angeles Community Arts and Recreation Center Ribbon Cutting Ceremony,” concluded Galvin.

Second Quarter 2018 Financial Results

Revenue in Q2 2018 totaled $2.3 million, an increase of 130% compared to $1.0 million in Q2 2017. This increase in revenue was primarily a result of revenue being recognized on additional projects that were in progress or completed during the three months ended June 30, 2018 as compared to June 30, 2017. Revenue in Q2 2018 included $1.1 million from work in progress on a contract in the amount of approximately $5.6 million. Approximately $0.8 million in revenue from this $5.6 million contract was deferred into the third quarter due to project timing.

Construction backlog totaled $102.9 million at June 30, 2018, as compared to $102.8 million at March 31, 2018 and $9.7 million at June 30, 2017. The increase in backlog at the end of Q2 2018 as compared to the end of Q1 2018 was largely attributable to the signing of two new contracts for food and beverage venues in Orlando, Florida and Greenville, South Carolina respectively. As of June 30th, 2018, the Company had 16 projects, or approximately 684,856 square feet, in backlog.

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Gross profit totaled $32,000 in Q2 2018 as compared to $0.1 million in Q2 2017. Gross profit margin as a percentage of revenue decreased to 1.0% in Q2 2018, as compared to approximately 15% in Q2 2017. The decrease in gross profit as a percentage of revenue is primarily attributable to lower contracted margins and unanticipated site related costs on a contract in the amount of approximately $5.6 million. Gross profit margin as a percentage of revenue for projects excluding the $5.6 million contract had a margin profile range of 18% to 20% in Q2 2018.

Operating expenses increased to $1.3 million in Q2 2018 from $0.7 million in Q2 2017. The increase in operating expenses was primarily due to increased headcount, professional fees and business development related travel expenses.

Net loss totaled $1.2 million, or $(0.29) per basic and diluted share, in Q2 2018, compared to net loss of $1.7 million or $(3.15) per basic and diluted share in Q2 2017.

Adjusted EBITDA loss increased to $1.52 million for the first six months of 2018 compared to $0.64 million for the same period in 2017. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles (“GAAP”).

Cash and cash equivalents at June 30, 2018 totaled $3.0 million, as compared to $4.5 million at March 31, 2018. The decrease in cash was primarily the result of a $0.9 million quarter over quarter increase to our accounts receivable caused by the timing of delivery of a large order late in the second quarter of 2018. We expect accounts receivable and cash flow to normalize in the third quarter of 2018.

Further details about the Company’s results for the second quarter of 2018 and the six months ended June 30, 2018 are available in its Quarterly Report on Form 10-Q, accessible in the investor relations section of the Company’s website at www.sgblocks.com and through the U.S. Securities and Exchange Commission’s website.

Conference Call Information

SG Blocks CEO Paul Galvin and CFO Mahesh Shetty will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Tuesday, August 14, 2018
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-877-407-9716
International dial-in number:	1-201-493-6779
Conference ID:	13681965

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

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The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=130738 and via the investor relations section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through August 28th, 2018.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13681965

Use of Non-GAAP Financial Information

In addition to our results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We calculate EBITDA as net income (loss) before interest expense, income tax benefit (expense) depreciation and amortization. We calculate Adjusted EBITDA as EBITDA before certain non-recurring adjustments such as loss on conversion of convertible debentures, change in fair value of financial instruments and stock compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses our financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing our Company and our results of operations.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the six months ended June 30, 2018 and 2017, respectively:

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Net loss	$(1,987,005)	$(2,396,002)
Addback interest expense	-	330,388
Addback depreciation and amortization	296,511	294,570
EBITDA (non-GAAP)	(1,690,494)	(1,771,044)
Addback loss on conversion of convertible debentures	-	1,018,475
Less change in fair value of financial instruments	-	(96,327)
Addback stock compensation expense	165,314	209,383
Adjusted EBITDA (non-GAAP)	$(1,525,180)	$(639,513)

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About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers and purpose-built steel modules for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief or current expectations, are forward-looking statements. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in SG Blocks’ filings with the Securities and Exchange Commission. Thus, actual results could be materially different from those presented herein. SG Blocks expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Media and Investor Relations:

Media
Kati Bergou
Rubenstein Public Relations
Vice President
212-805-3014
kbergou@rubensteinpr.com

Investor Relations
Chris Tyson
MZ North America
Managing Director
949-491-8235
chris.tyson@mzgroup.us

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SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,020,614	$4,870,824
Short-term investment	-	30,033
Accounts receivable, net	2,227,684	3,005,875
Costs and estimated earnings in excess of billings on uncompleted contracts	131,392	61,175
Prepaid expenses and other current assets	236,326	183,890
Total current assets	5,616,016	8,151,797

Equipment, net	8,701	6,796
Goodwill	4,162,173	4,162,173
Intangible assets, net	2,733,615	3,028,247

Total Assets	$12,520,505	$15,349,013

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,988,854	$2,148,091
Billings in excess of costs and estimated earnings on uncompleted contracts	825,468	1,673,048
Total current liabilities	2,814,322	3,821,139

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; 0 issued and outstanding as of June 30, 2018 and December 31, 2017	-	-
Common stock, $0.01 par value, 300,000,000 shares authorized; 4,260,041 issued and outstanding as of June 30, 2018 and December 31, 2017	42,601	42,601
Additional paid-in capital	17,469,843	17,304,529
Accumulated deficit	(7,806,261)	(5,819,256)
Total stockholders’ equity	9,706,183	11,527,874

Total Liabilities and Stockholders’ Equity	$12,520,505	$15,349,013

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SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Block sales	$42,799	$-	$42,799	$-
Construction services	2,262,998	1,001,734	3,806,526	1,606,327
Total	2,305,797	1,001,734	3,849,325	1,606,327

Cost of revenue:
Block sales	33,084	-	33,084	-
Construction services	2,241,141	855,947	3,621,071	1,307,311
Total	2,274,225	855,947	3,654,155	1,307,311

Gross profit	31,572	145,787	195,170	299,016

Operating expenses:
Payroll and related expenses	572,612	292,550	978,029	635,598
General and administrative expenses	555,087	330,118	981,362	724,059
Marketing and business development expense	97,541	37,618	178,588	66,186
Pre-project expenses	45,000	7,508	49,964	16,647
Total	1,270,240	667,794	2,187,943	1,442,490

Operating loss	(1,238,668)	(522,007)	(1,992,773)	(1,143,474)

Other income (expense):
Interest expense	-	(165,194)	-	(330,388)
Interest income	-	4	4	8
Other income	5,764	-	5,764	-
Loss on debt conversion	-	(1,018,475)	-	(1,018,475)
Change in fair value of financial instruments	-	-	-	96,327
Total	5,764	(1,183,665)	5,768	(1,252,528)

Net loss	$(1,232,904)	$(1,705,672)	$(1,987,005)	$(2,396,002)

Net loss per share - basic and diluted:
Basic and diluted	$(.29)	$(3.15)	$(.47)	$(6.75)

Weighted average shares outstanding:
Basic and diluted	4,260,041	541,424	4,260,041	354,703

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SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2018	For the Six Months Ended June 30, 2017
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,987,005)	$(2,396,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,879	1,379
Amortization of discount on convertible debentures	-	330,388
Amortization of intangible assets	294,632	293,191
Interest income on short-term investment	(4)	(8)
Loss on conversion of convertible debentures	-	1,018,475
Change in fair value of financial instruments	-	(96,327)
Stock-based compensation	165,314	209,383
Changes in operating assets and liabilities:
Accounts receivable	778,191	137,077
Costs and estimated earnings in excess of billings on uncompleted contracts	(70,217)	(224,800)
Prepaid expenses and other current assets	(52,436)	(192,624)
Inventory	-	9,445
Intangible assets	-	(28,820)
Accounts payable and accrued expenses	(159,237)	378,123
Billings in excess of costs and estimated earnings on uncompleted contracts	(847,580)	390,713
Deferred revenue	-	(72,788)
Net cash used in operating activities	(1,876,463)	(243,195)

Cash flows from investing activities:
Purchase of equipment	(3,784)	-
Proceeds from short-term investment	30,037	-
Net cash provided by investing activities	26,253	-

Cash flows from financing activities:
Proceeds from public stock offering, net of offering costs	-	6,826,558
Payments on convertible debentures	-	(1,500,000)
Net cash provided by financing activities	-	5,326,558

Net increase (decrease) in cash and cash equivalents	(1,850,210)	5,083,363

Cash and cash equivalents - beginning of period	4,870,824	549,100

Cash and cash equivalents - end of period	$3,020,614	$5,632,463

Supplemental disclosure of non-cash financing activities:
Conversion of convertible debentures to common stock	$-	$2,583,334
Conversion of preferred stock to common stock	$-	$1,801,670
Offering costs not paid and included in accounts payable and accrued expenses	$-	$715,173

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